EXHIBIT 8
                   C&C INVESTMENT HOLDINGS, L.P.
                 PHILLIPS POINT PLAZA, EAST TOWER
                777 SOUTH FLAGLER DRIVE, SUITE 909
                  WEST PALM BEACH, FLORIDA 33401
                          (407) 835-8888
                       (407) 835-1138 (Fax)


Inversiones Macuto S.A.
c/o Osvaldo Cisneros
Edificio Pepsi
4a Avenida Transversal Principal
Los Cortijos de Lourdes
Caracas, Venezuela

Gentlemen:

                This letter agreement amends the Amended Agreement of Limited Partnership of C&C Investment Holdings, L.P., dated as of April 22, 1992 (the "Partnership Agreement") between Stephen R. Cohen, a citizen of the United States (the "General Partner"), and Inversiones Macuto S.A., a Panamanian corporation (the "Special Limited Partner"). Capitalized terms not defined herein shall have the meaning assigned to them in the Partnership Agreement.

                Notwithstanding any provisions of the Partnership Agreement to the contrary, the General Partner is authorized in his sole discretion and without the prior consent of or notice to the Special Limited Partner (and without the requirement of making any capital contributions to the Partnership), in the name of and on behalf of the Partnership (a) to exercise the Option and/or the Right of First Offer and to transfer, sell, assign, or otherwise dispose of any or all Option Shares acquired (or to be acquired) pursuant to the exercise by the Partnership of the Option and/or the Right of First Offer and (b) to incur and pay expenses in connection with the foregoing; provided, however, the General Partner shall have no right to sell, assign, transfer, exercise or leverage any shares of TPI Common Stock held by the Custodian pursuant to Section 6.4 of the Partnership Agreement on the date hereof (the "Existing Shares") or otherwise expose such shares to Partnership liabilities; and provided further that no additional capital contribution shall be required by the Special Limited Partner. No shares acquired pursuant to the Option or the Right of First Offer shall be required to be delivered to the Custodian pursuant to Section 6.4 of the Partnership Agreement. The General Partner shall have the right to make a temporary capital contribution to the Partnership for the purpose of exercising the Option and to pledge and leverage the Option Shares on a short-term

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basis for the purpose of exercising the Option.  Any funds contributed by the
General Partner to the Partnership pursuant to the preceding sentence shall be repaid by the Partnership to the General Partner (together with the General Partner's interest paid on such contribution) immediately upon receipt of payment for any Option Shares.

                As promptly as practicable after the date hereof, the General Partner and the Special Limited Partner shall take all necessary actions to cause 990,000 of the Existing Shares to be distributed to the Special Limited Partner and 10,000 of the Existing Shares to be distributed to the General Partner. Sections 3.2 (a) and 6.2 (e) of the Partnership Agreement are hereby deleted.

                Consistent with the terms of the Partnership Agreement relating to the Option Shares, any profit or gain arising out of the Option Shares will be allocated in accordance with the following ratios: 1,000,000/1,475,144 to the General Partner and 475,144/1,475,144 to the Special Limited Partner. Nothing contained herein shall modify the Partnership Interests of the General Partner and the Special Limited Partner contained in the Partnership Agreement to the extent such Partnership Interests relate to the Existing Shares.

                Please indicate your agreement to the foregoing on the enclosed copy of the Agreement and return it to the General Partner whereupon it will constitute our agreement amending the Partnership Agreement.

                                                Very truly yours,

                                                /s/ Stephen R. Cohen
                                                Stephen R. Cohen

AGREED TO AND ACCEPTED BY:
INVERSIONES MACUTO S.A.
By: /s/ Osvaldo Cisneros
        Osvaldo Cisneros
Dated:  May 23, 1994
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